                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                   FORM 8-K/A

                                 CURRENT REPORT
                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported): July 24, 1998



                     BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)



           Delaware                        0-24699               62-1742957
----------------------------      ------------------------   -------------------
(State or other jurisdiction      (Commission File Number)    (I.R.S. Employer
      of incorporation)                                      Identification No.)



    One Kendall Square, Building 200
        Cambridge, Massachusetts                                      02139
                  AND
   209 Tenth Avenue South, Suite 300
          Nashville, Tennessee                                     37203-4173
----------------------------------------                           ----------
(Address of principal executive offices)                           (Zip Code)



              Registrant's telephone number, including area code:
                       (617) 577-8020 and (615) 256-9915



                                 Not Applicable
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits
--------------------------------------------------------------------------------


(a) Financial Statements of Businesses Acquired

         (1) Historical restated audited pooled financial statements:

                -    Reports of Independent Public Accountants                3
                -    Consolidated Balance Sheets at December 31, 1997 and
                     1996                                                     5
                -    Consolidated Statements of Income for the fiscal
                     years ended December 31, 1997, 1996 and 1995             6
                -    Consolidated Statements of Stockholders Equity for
                     the fiscal years ended December 31, 1997, 1996 and
                     1995                                                     7
                -    Consolidated Statements of Cash Flows for the fiscal
                     years ended December 31, 1997, 1996 and 1995             8
                -    Notes to Consolidated Financial Statements               9
                -    Schedule - Valuation and Qualifying Accounts            26

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Bright Horizons Family Solutions, Inc.:


We have audited the accompanying consolidated balance sheets of BRIGHT HORIZONS FAMILY SOLUTIONS, INC. (a Delaware corporation) and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for the three years in the period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the June 30, 1996 balance sheet and the related statements of income, stockholders' equity and cash flows for each of the two years in the period ended June 30, 1996, of Bright Horizons, Inc., a company acquired during 1998 in a transaction accounted for as a pooling of interests, as discussed in Note 1. Such statements are included in the consolidated financial statements of Bright Horizons Family Solutions, Inc. as of December 31, 1996 and for each of the two years in the period ended December 31, 1996 and reflect total assets of 55% percent at December 31, 1996, and total revenues of 50% and 54% percent for the years ended December 31, 1996 and 1995, respectively, of the related Bright Horizons Family Solutions, Inc. consolidated totals. These statements were audited by other auditors whose reports have been furnished to us, and our opinion, insofar as it relates to amounts included for Bright Horizons, Inc., is based solely upon the report of the other auditors.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bright Horizons Family Solutions, Inc. and subsidiaries as of December 31, 1997 and December 31, 1996 and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of financial statements is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, based on our audits and the reports of the other auditors, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.



                                                /s/ Arthur Andersen LLP
Nashville, Tennessee
October 6, 1998

                        REPORT OF INDEPENDENT ACCOUNTANTS



To the Board of Directors and Stockholders of Bright Horizons, Inc.


In our opinion, the consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity and of cash flows (not presented separately herein) present fairly, in all material respects, the financial position of Bright Horizons, Inc. and its subsidiaries at June 30, 1996 and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts
August 1, 1996, except for the stock split which is as of October 8, 1997, and the adoption of SFAS 128 which is as of May 14, 1998

                     Bright Horizons Family Solutions, Inc.
                          Consolidated Balance Sheets
                        (in thousands except share data)


                                                                                Fiscal Year 1997       Fiscal Year 1996
                                                                                    (Note 1)                (Note 1)
ASSETS
Current Assets:
          Cash and cash equivalents                                                 $ 25,384                $  7,497
          Restricted cash                                                                176                     169
          Accounts receivable, net of allowance for
               doubtful accounts of $579,000 and
               $431,000, respectively                                                  9,003                   8,773
          Prepaid expenses and other current assets                                    2,605                   1,090
          Current deferred tax asset                                                   2,688                   3,254
                                                                                    --------                --------
               Total current assets                                                   39,856                  20,783

Fixed assets, net                                                                     21,232                  11,520
Deferred charges, net                                                                    692                     640
Goodwill and other intangible assets, net                                             11,280                   9,721
Noncurrent deferred tax asset                                                          3,233                   1,906
Other assets                                                                             549                     246
                                                                                    --------                --------
               Total assets                                                         $ 76,842                $ 44,816
                                                                                    ========                ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
          Line of Credit                                                            $     --                $    500
          Current portion of long term debt and
               obligations under capital leases                                           80                   1,396
          Accounts payable and accrued expenses                                       14,647                  10,549
          Deferred revenue, current portion                                            4,612                   3,105
          Amounts held in escrow                                                         176                     169
          Income taxes payable                                                           962                     226
          Other current liabilities                                                    1,374                     701
                                                                                    --------                --------
               Total current liabilities                                              21,851                  16,646
Long term debt and obligations under
          capital leases                                                                 703                   7,752
Accrued rent                                                                           1,519                   1,665
Other long term liabilities                                                            2,771                   2,566
Deferred revenue, net of current portion                                               3,335                   1,820
                                                                                    --------                --------
                                                                                      30,179                  30,449
                                                                                    --------                --------
Commitments and Contingencies

Redeemable preferred stock                                                                --                  23,087
                                                                                    --------                --------
Common stockholders' equity (deficit):
          Common Stock $.01 par value, 30,000,000 shares
               authorized, 10,854,000 shares issued and
               outstanding at December 31, 1997 and 2,500,000  shares
               issued and outstanding at June 30 and December 31,1996                    108                      24
          Additional paid in capital                                                  60,544                   6,947
          Accumulated deficit                                                        (13,989)                (15,691)
                                                                                    --------                --------
               Common stockholders' equity                                            46,663                  (8,720)
                                                                                    --------                --------
Total liabilities and stockholders' equity                                          $ 76,842                $ 44,816
                                                                                    ========                ========


                 The accompanying notes are an integral part of
                     the consolidated financial statements

                     Bright Horizons Family Solutions, Inc.
                        Consolidated Statements of Income
                      (in thousands except per share data)


                                                                Fiscal Year 1997   Fiscal Year 1996   Fiscal Year 1995
                                                                    (Note 1)           (Note 1)           (Note 1)
Revenue                                                             $ 172,555          $ 127,107          $ 80,613
Cost of services                                                      149,312            111,351            69,989
                                                                    ---------          ---------          --------
             Gross profit                                              23,243             15,756            10,624

Selling, general and administrative                                    16,299             11,097             8,757
Amortization                                                            1,056              2,229               470
Other charges (Note 9)                                                    840                 --                --
                                                                    ---------          ---------          --------
             Income from operations                                     5,048              2,430             1,397

Interest expense, net                                                     (44)              (537)              (65)
                                                                    ---------          ---------          --------
             Income before income taxes                                 5,004              1,893             1,332

Income tax (expense) benefit                                           (2,243)             2,164               842
                                                                    ---------          ---------          --------
             Net Income before preferred stock dividends
                   and accretion on redeemable common stock             2,761              4,057             2,174

Preferred stock dividends and accretion on redeemable
             common stock                                                 917              1,127             1,127
                                                                    ---------          ---------          --------

Net income available to common stockholders                         $   1,844          $   2,930          $  1,047
                                                                    =========          =========          ========
Earnings per share - basic                                          $    0.43          $    1.16          $   0.47
                                                                    =========          =========          ========
Weighted average number of common shares - basic                        4,333              2,522             2,227
                                                                    =========          =========          ========
Net income per share - diluted                                      $    0.30          $    0.66          $   0.28
                                                                    =========          =========          ========
Weighted average number of common and
             common equivalent shares - diluted                         9,293              4,502             7,665
                                                                    =========          =========          ========



                 The accompanying notes are an integral part of
                     the consolidated financial statements

                     Bright Horizons Family Solutions, Inc.
            Consolidated Statement of Changes in Stockholders Equity
                                 (in thousands)

                                                                          Common Stock     Additional  Accumulated     Total
                                                                        Shares    Amount    Paid In      Deficit    Stockholders
                                                                                            Capital                    Equity
Balance June 30, 1994 / December 31, 1994                                2,106     $ 21     $ 4,965    $ (19,668)    $ (14,682)
Exercise of Options                                                          2       --           1           --             1
Shares issued in connection with acquisition (Note 2)                      325        3       1,747           --         1,750
Accretion of preferred stock                                                --       --          --       (1,127)       (1,127)
Net income before preferred stock dividends and accretion on
   redeemable common stock                                                  --       --          --        2,174         2,174
                                                                        ------     ----     -------     --------      --------
Balance Fiscal Year 1995                                                 2,433       24       6,713      (18,621)      (11,884)
Issuance of non-qualified stock options (Notes 9 and 16)                    --       --         100           --           100
Exercise of options                                                         34       --         106           --           106
Issuance of restricted common stock (Note 16)                               33       --          28           --            28
Accretion of preferred stock                                                --       --          --       (1,127)       (1,127)
Net income before preferred stock dividends and accretion on
   redeemable common stock                                                  --       --          --        4,057         4,057
                                                                        ------     ----     -------     --------      --------
Balance Fiscal Year 1996                                                 2,500       24       6,947      (15,691)       (8,720)
Adjustment to conform fiscal year of Bright Horizons, Inc. (Note 1)          6       --           5         (142)         (137)
Exercise of options                                                        183        2         399           --           401
Exercise of warrants (Note 9)                                              350        4         165           --           169
Shares issued in public stock offering                                   2,954       30      27,657           --        27,687
Redemption of preferred stock for
    common stock                                                         4,736       47      24,432           --        24,479
Shares issued in connection with acquisition (Note 2)                      125        1         642           --           643
Accretion of preferred stock                                                --       --          --         (843)         (843)
Common stock restriction removed (Notes 9 and 16)                           --       --         297           --           297
Accretion of redeemable common stock                                        --       --          --          (74)          (74)
Net income before preferred stock dividends and accretion on
  redeemable common stock                                                   --       --          --        2,761         2,761
                                                                        ------     ----     -------     --------      --------
Balance at December 31, 1997                                            10,854     $108     $60,544     $(13,989)     $ 46,663
                                                                        ======     ====     =======     ========      ========


                 The accompanying notes are an integral part of
                     the consolidated financial statements

                     Bright Horizons Family Solutions, Inc.
                      Consolidated Statements of Cash Flows
                                 (in thousands)


                                                                             Fiscal Year     Fiscal Year    Fiscal Year
                                                                                1997            1996           1995
Net income before preferred stock dividends and accretion on
      redeemable common stock                                                  $  2,761        $ 4,057        $ 2,174
Adjustments to reconcile net income before preferred stock dividends and accretion on redeemable common stock to net cash provided
      by operating activities:
            Depreciation and amortization                                         2,918          3,590          1,415
            Non-cash expenses                                                       297             68             --
            Asset writedowns and loss on disposal of fixed assets                    49             46            478
            Decrease in goodwill from utilization of tax benefit                    737          1,142             --
            Deferred income taxes                                                  (770)        (3,659)          (938)
Changes in assets and liabilities:
            Accounts receivable, trade                                           (1,515)        (2,831)        (1,437)
            Prepaid expenses and other current assets                              (665)           156           (118)
            Accounts payable and accrued expenses                                 2,351          2,145            659
            Income taxes payable                                                    883            187            (33)
            Deferred revenue                                                      1,802            728            169
            Accrued rent                                                            (82)           (69)           (21)
            Other current and long-term liabilities                               1,599          1,373             29
                                                                               --------        -------        -------
            Total adjustments                                                     7,604          2,876            203
                                                                               --------        -------        -------
                   Net cash provided by operating activities                     10,365          6,933          2,377
                                                                               --------        -------        -------
Cash flows from investing activities:
            Additions to fixed assets, net of acquired amounts                  (10,670)        (1,817)        (2,494)
            Proceeds from disposal of fixed assets                                  406             33             59
            Increase in deferred charges                                           (139)           (87)          (142)
            Decrease in other assets                                                 14             17             63
            Payments for acquisitions                                            (1,972)        (3,067)        (4,123)
                                                                               --------        -------        -------
                   Net cash used for investing activities                       (12,361)        (4,921)        (6,637)

Cash flows from financing activities:
            Proceeds from issuance of common stock                               28,257            106              1
            Net borrowings under line of credit                                      --            500             --
            Principal payments of long term debt and
                 obligations under capital leases                                (9,661)          (794)          (526)
            Borrowing of long term debt and
                 obligations under capital leases                                   724             --          3,500
                                                                               --------        -------        -------

                  Net cash provided by (used in) financing activities            19,320           (188)         2,975
                                                                               --------        -------        -------

Net increase in cash and cash equivalents                                        17,324          1,824         (1,285)

Cash and cash equivalents, beginning of period                                    8,060          5,673          6,958
                                                                               --------        -------        -------
Cash and cash equivalents, end of period                                       $ 25,384        $ 7,497        $ 5,673
                                                                               ========        =======        =======



                 The accompanying notes are an integral part of
                     the consolidated financial statements

                     Bright Horizons Family Solutions, Inc.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION - Bright Horizons Family Solutions, Inc. (the "Company") was incorporated under the laws of the state of Delaware on April 27, 1998 and commenced substantive operations upon the completion of the merger by and between Bright Horizons, Inc. ("BRHZ") and CorporateFamily Solutions, Inc. ("CFAM") on July 24, 1998 (the "Merger"). The Company provides workplace services for employers and families including childcare, early education and strategic worklife consulting throughout the United States.

The Company operates its family centers under various types of arrangements, which generally can be classified in two forms: (i) the corporate-sponsored model, where the Company operates a child development center on the premises of a corporate sponsor and gives priority enrollment to the corporate sponsor's employees and (ii) the management contract model, where the Company manages a work-site family center under cost-plus arrangement, typically for a single employer.

BUSINESS COMBINATION AND BASIS OF PRESENTATION -- On April 26, 1998 BRHZ and CFAM entered into a definitive Agreement and Plan of Merger (the "Merger Agreement"). Pursuant to the Merger Agreement, BRHZ and CFAM have merged with subsidiaries of the Company and are now wholly owned subsidiaries of the Company. The Merger was approved by a vote of the stockholders of BRHZ and CFAM on July 24, 1998, and is to be treated as a tax free reorganization and to be accounted for as a pooling of interests. In the Merger, each share of BRHZ common stock ("BRHZ Common Stock"), was exchanged for 1.15022 shares of the Company's $.01 par value per share common stock ("Common Stock"), and each share of CFAM common stock ("CFAM Common Stock") was exchanged for one share of Common Stock. Each outstanding option to purchase shares of BRHZ Common Stock and CFAM Common Stock has been converted into an option to purchase shares of the Company's Common Stock at the same conversion ratios referenced above. The accompanying consolidated financial statements have been restated to include the financial position and results of operations for both BRHZ and CFAM for all periods presented, unless otherwise indicated. All historical amounts have been restated to reflect the respective exchange ratio, and certain reclassifications have been made for consistent presentation, which had no effect on net income.

BRHZ operated on a fiscal year ended June 30. CFAM had a fiscal year ending on the Friday closest to December 31. The Company will operate on a calendar year. The accompanying consolidated financial statements combine financial position and operating results as of and for the years ended December 31, 1997 and January 2, 1998 ("Fiscal Year 1997") for BRHZ and CFAM, respectively, June 30, 1996 and December 27, 1996 ("Fiscal Year 1996") for BRHZ and CFAM, respectively, and June 30, 1995 and December 29, 1995 ("Fiscal Year 1995") for BRHZ and CFAM, respectively.

The results of operations for BRHZ and CFAM and the combined amounts presented in the Company's consolidated financial statements are as follows:

                                Fiscal Year    Fiscal Year    Fiscal Year
                                   1997            1996          1995
                                -----------    -----------    -----------
                                              (in thousands)
Revenues
         BRHZ                     $ 94,833       $ 64,181       $43,693
         CFAM                       77,722         62,926        36,920
                                  --------       --------       -------
                                  $172,555       $127,107       $80,613
Net income before preferred
  stock dividends and
  accretion on redeemable
  common stock
         BRHZ                     $  1,657       $  1,321       $ 1,633
         CFAM                        1,104          2,736           541
                                  --------       --------       -------
                                  $  2,761       $  4,057       $ 2,174
Changes in common
  stockholders equity
         BRHZ                     $ 37,207       $    232       $   536
         CFAM                       18,313          2,932         2,262
                                  --------       --------       -------
                                  $ 55,520       $  3,164       $ 2,798


Due to the different fiscal year ends, BRHZ's results of operations for the six month period ended December 31, 1996 are not included in the restated financial statements for Fiscal Years 1997 or 1996. For this period, BRHZ had revenues of $40 million, net income of $407,000 and total changes in common stockholders equity of ($137,000). Accordingly, an adjustment has been included in the Company's Consolidated Statement of Stockholders Equity for Fiscal 1997 to reflect this activity.

PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

USE OF ESTIMATES -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

CASH EQUIVALENTS -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of high quality commercial paper. The carrying value of these instruments approximates market value due to their short maturities.

RESTRICTED CASH -- In connection with the acquisition of RCCM in 1995 (see Note
2), the Company is required to maintain cash in escrow pending the final resolution of certain tax matters associated with RCCM prior to the acquisition date. The majority of the tax matters were resolved in 1996.

FIXED ASSETS -- Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets.

Expenditures for maintenance and repairs are generally charged to expense as incurred, whereas expenditures for improvements and replacements are capitalized.

The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of income.

DEFERRED CHARGES -- Deferred charges include real estate brokers' fees, architectural and design fees, specifically attributable to the family center facility which are capitalized and amortized on a straight line basis over the base period of the related center facility lease. For Fiscal Years 1997 and 1996, accumulated amortization was approximately $570,000 and $397,000, respectively.

INTANGIBLE ASSETS -- Goodwill and Other Intangible Assets consist of goodwill, and various contract rights and non-compete agreements.

The excess of the aggregate purchase price over the fair value of assets of businesses acquired (goodwill) is being amortized on a straight-line basis over the estimated period benefited, not exceeding twenty-five years.

Other intangible assets are amortized over the estimated period of benefit, utilizing an accelerated or straight-line method, as applicable.

Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining useful life of its intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the acquired operations undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

DEFERRED REVENUE -- Deferred revenue results from prepaid tuitions, employer-sponsor advances and cash received on uncompleted consulting or development projects.

OTHER CURRENT AND LONG-TERM LIABILITIES -- Other current and long-term liabilities consist primarily of deposits held pursuant to certain family center management contracts. The deposits will be remitted to the clients upon termination of the respective contracts. Amounts also consist of parent deposits.

INCOME TAXES -- The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

REVENUE RECOGNITION -- Revenue is recognized as services are performed. In both the corporate-sponsored model and the management contract model, revenues consist primarily of tuition paid by parents, supplemented in some cases by tuition payments from corporate sponsors and, to a lesser extent, by payments from government agencies. Revenues also include management fees paid by corporate sponsors. In the management contract model, in addition to tuition and management fee revenues, revenue is also recognized for reimbursable expenses paid either in lieu of or to supplement tuitions.

The Company maintains contracts with its corporate sponsors to manage and operate their family centers under various terms. The Company's contracts are generally three to ten years in length with varying renewal options. Management expects to renew the Company's existing contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions.

STOCK-BASED COMPENSATION -- Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB Opinion No. 25"), and related Interpretations. Under APB Opinion No. 25, no compensation cost related to employee stock options has been recognized because all options are granted with exercise prices equal to or greater than the fair market value at the date of grant.

EARNINGS PER SHARE -- In Fiscal 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", ("SFAS 128"). Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, options and warrants.

NEW PRONOUNCEMENTS -- In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure", ("SFAS 129"). SFAS 129 establishes standards for disclosing information about an entity's capital structure. The Company adopted SFAS 129 in the fourth quarter of 1997. The adoption of SFAS 129 did not have a material impact on the Company's financial position, results of operations or cash flows.

In 1998 the Company will adopt the provisions of two Statements of Financial Accounting Standards ("SFAS") recently issued by the Financial Accounting Standards Board. SFAS No. 130 "Reporting Comprehensive Income" ("SFAS 130") establishes standards for displaying comprehensive income and its components in a full set of financial statements. SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to stockholders. SFAS 130 and 131 only affect financial statement disclosures in interim and annual reports; therefore, the adoption of these accounting standards will not have an impact on the Company's financial condition or results of operation.

In April 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires the costs of start-up activities and organization costs, as defined, to be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after

December 15, 1998. Management does not expect the adoption to have a material impact on the Company's results of operations, financial condition or cash flows.

RECLASSIFICATIONS -- Certain reclassifications have been made in the 1996 and 1995 consolidated financial statements to conform to the 1997 presentation.

2. ACQUISITIONS

Effective July 1, 1997, BRHZ acquired the business and substantially all the assets and liabilities of Pacific Preschools, Inc. d.b.a. The Learning Garden for approximately $1,600,000 in cash and 108,333 shares of BRHZ Common Stock in a transaction which was accounted for as a purchase. The operating results of the acquired company have been included from the date of acquisition. The purchase price was allocated based on the estimated fair value of the assets and liabilities acquired at the date of acquisition. Goodwill amounting to approximately $2,700,000 resulted from the transaction and is being amortized over a period of 25 years.

Effective December 1, 1995, BRHZ acquired the business and some of the assets and liabilities of GreenTree Child Care Services, Inc. ("GreenTree"), a child care management company, for approximately $6,000,000, including a $3,000,000 note payable in a transaction which was accounted for as a purchase. The operating results of the acquired company have been included from the date of acquisition. The purchase price was allocated based on the estimated fair value of the assets and liabilities acquired at the date of acquisition. Approximately $3,000,000 in goodwill and intangible assets were recorded as a result of the transaction. Goodwill was reduced by approximately $1,200,000 and $740,000 in Fiscal Years 1996 and 1997, respectively, due to the benefit of acquired deferred tax assets, and is being amortized over 25 years. BRHZ also issued a common stock purchase warrant for 66,666 shares of BRHZ's Common Stock at an exercise price of $10.50 per share, which was forfeited by The Service Master Company L.P. in December 1997.

Effective October 2, 1995, CFAM acquired 100% of the outstanding stock of Resources for Child Care Management, Inc. ("RCCM") for approximately $3,400,000 and 324,995 shares of CFAM Common Stock in a transaction which was accounted for as a purchase. The operating results of the acquired company have been included from the date of acquisition. The principal stockholder of RCCM also entered into an employment agreement and an agreement not to compete with the Company (see Note 12). The purchase price has been allocated based on the estimated fair value of the assets and liabilities acquired at the date of acquisition. Goodwill amounting to approximately $5,800,000 resulted from the transaction and is being amortized over a period of 18 years.

3. FIXED ASSETS

Property and equipment consists of the following:

                                      Depreciable lives
                                           (years)             Fiscal 1997         Fiscal 1996
                                      -----------------        -----------         -----------
Furniture and equipment               3 - 15                  $ 11,069,000        $  8,554,000
Buildings                             20 - 40                   10,537,000           4,318,000
Leasehold improvements                3 / life of lease          4,345,000           2,407,000
Land                                     --                      1,887,000             876,000
                                                              ------------        ------------
                                                                27,838,000          16,155,000
Less accumulated depreciation                                   (6,606,000)         (4,635,000)
                                                              ------------        ------------
    Property and equipment, net                               $ 21,232,000        $ 11,520,000
                                                              ============        ============

Fixed assets in Fiscal 1997 and Fiscal 1996 include automobiles and office equipment of $358,000 and $228,000, respectively, held under capital leases. Amortization expense relating to fixed assets under capital leases was approximately $37,000 and $26,000 for Fiscal 1997 and Fiscal 1996, respectively. Accumulated amortization relating to fixed assets under capital leases totaled approximately $224,000 and $165,000 for Fiscal 1997 and Fiscal 1996, respectively.

4. INTANGIBLE ASSETS

Intangible assets consist of the following:

                                                                               Fiscal Year      Fiscal Year
                                                                                  1997              1996
                                                                               -----------      -----------
Goodwill, net of amortization of $1,961,000 and $1,397,000, respectively       $ 9,834,000      $ 7,936,000
Contract rights, net of amortization of $2,669,000 and $1,818,000,
respectively                                                                       946,000        1,782,000
Other, net of amortization of $95,000 and $92,000, respectively
                                                                                   500,000            3,000
                                                                               -----------      -----------
Total                                                                          $11,280,000      $ 9,721,000
                                                                               ===========      ===========

5. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following:

                                                                               Fiscal Year      Fiscal Year
                                                                                  1997              1996
                                                                               -----------      -----------
Accounts Payable                                                               $   651,000      $ 1,179,000
Accrued payroll and employee benefits                                            8,887,000        6,887,000
Accrued expenses                                                                 5,109,000        2,483,000
                                                                               -----------      -----------
                                                                               $14,647,000      $10,549,000
                                                                               ===========      ===========

6. LINE OF CREDIT

In December 1997 BRHZ increased its unsecured line of credit with a bank which bears interest at either the bank's prime rate or LIBOR plus a spread based on funded debt levels, to $10,000,000. An unused fee of .125% per annum, adjusted for certain increases in debt borrowings, per annum is payable quarterly. The credit line expires on October 31, 1999. The agreement requires the Company to comply with certain covenants, which include among other things, the maintenance of specified financial ratios. The Company has drawn $480,000 from this facility in order to purchase real estate, which has been subsequently secured by a mortgage. This amount represents a reduction in the amount of funds available to be drawn upon, and has been included in long term debt on the accompanying consolidated balance sheet. See Note 7.

CFAM has entered into a $5,000,000 revolving credit facility with a bank to be used for working capital and other general corporate purposes. Borrowings under the credit facility, which is subject to renewal on an annual basis, will bear interest at the lender's prime rate and are secured by a deed of trust on certain real estate, a security interest in the Company's accounts receivable, and certain furniture and equipment. No amounts have been advanced under the facility as of January 2, 1998.

7.    LONG-TERM DEBT

Long-term debt consists of the following:

                                                                                     Fiscal Year      Fiscal Year
                                                                                        1997              1996
                                                                                     -----------      -----------
Mortgage payable to a bank with monthly payments of interest only at either (i)
the bank's prime rate, or (ii) LIBOR plus a spread based on the Company's funded
debt levels; principal payment due October 2003; secured by real estate              $   480,000      $        --

Notes payable to a state agency with monthly payments of approximately $2,300 including interest of 5%, with final payments due December 2001 and April 2007;
secured by related furniture, fixtures and equipment                                     112,000               --

Unsecured notes payable to a bank with monthly payments of approximately $1,200 plus accrued interest at the bank's prime rate plus 1% (9.5% at December 31,
1997) with a final payment due October 1999 and March 2000                                29,000               --

Bank term loan, bearing interest at 9.75%, repaid in Fiscal Year 1997                         --        3,033,000

Promissory notes to banks, bearing interest at rates ranging from 8% to 9.875%,
repaid in Fiscal Year 1997                                                                    --        4,313,000

Notes payable to stockholder, bearing interest at 10%, repaid in Fiscal Year 1997             --           70,000

Mortgage payable to banks including interest at varying rates, repaid in Fiscal
Year 1997                                                                                     --        1,624,000

Note payable - three semiannual installments including interest of 8%, repaid
in Fiscal Year 1996                                                                           --           42,000

Obligations under capital leases at rates of 8% to 10.24%, secured by automobiles and certain office equipment; due in 2001
                                                                                         162,000           66,000
                                                                                     -----------      -----------
Total                                                                                    783,000        9,148,000
Less current maturities                                                                  (80,000)      (1,396,000)
                                                                                     -----------      -----------
Long-term debt                                                                       $   703,000      $ 7,752,000
                                                                                     ===========      ===========

8. INCOME TAXES

Income tax expense (benefit) consisted of the following for Fiscal Years 1997, 1996 and 1995 (Note 1):

                                                       Fiscal Year      Fiscal Year     Fiscal Year
                                                           1997            1996            1995
                                                       -----------      -----------     -----------
Current tax expense                                    $ 2,276,000      $   353,000      $  96,000
Deferred tax expense                                      (770,000)      (1,734,000)      (368,000)
Reduction in valuation allowance                                --       (1,925,000)      (570,000)
Benefit of acquired deferred tax assets applied to
reduce goodwill                                            737,000        1,142,000             --
                                                       -----------      -----------      ---------
Income tax expense (benefit), net                      $ 2,243,000      $(2,164,000)     $(842,000)
                                                       ===========      ===========      =========

A reconciliation of the U.S. Federal statutory rate to the effective rate is as follows:

                                                       Fiscal Year      Fiscal Year     Fiscal Year
                                                           1997            1996            1995
                                                       -----------      -----------     -----------
U. S. Federal statutory rate                           $ 1,701,000      $   643,000      $ 452,000
Benefit of acquired deferred tax assets applied to
reduce goodwill                                            737,000        1,142,000             --
Change in valuation allowance                             (416,000)      (4,455,000)    (1,570,000)
Return to provision adjustments impacting deferred
tax assets                                                (420,000)              --             --
State taxes on income                                      293,000          295,000         96,000
Permanent differences and other                            348,000          211,000        180,000
                                                       -----------      -----------      ---------
Income tax expense (benefit), net                      $ 2,243,000      $(2,164,000)     $(842,000)
                                                       ===========      ===========      =========

Deferred tax assets are as follows:

                                                                               Fiscal Year      Fiscal Year
                                                                                  1997              1996
                                                                               -----------      -----------
Net operating loss carryforwards                                               $   784,000       $2,174,000
Reserve on assets                                                                  234,000          116,000
Liabilities not yet deductible                                                   2,361,000        1,841,000
Deferred Revenue                                                                 1,353,000          411,000
Amortization                                                                       800,000          750,000
Other                                                                              389,000          284,000
                                                                               -----------       ----------
                                                                                 5,921,000        5,576,000
Deferred tax asset valuation allowance                                                  --         (416,000)
                                                                               -----------       ----------
                                                                               $ 5,921,000       $5,160,000
                                                                               ===========       ==========

At December 31, 1997 the Company has federal net operating loss carryforwards of approximately $1.7 million which are subject to annual limitations and are available to offset certain future taxable earnings and expire at various dates through 2007. Management believes the Company will generate sufficient future taxable income to realize deferred tax assets prior to the expiration of any net operating loss carryforwards and that realization of the net deferred tax asset is more likely than not.

9. STOCKHOLDERS' EQUITY

COMMON STOCK

Pursuant to the Merger Agreement and the Registration Statement on Form S-4 (Registration No. 333-57035) dated June 17, 1998, the Company completed a merger by and among BRHZ and CFAM, respectively. The Merger was approved by a separate vote of the stockholders of BRHZ and CFAM on July

24, 1998, and is to be treated as a tax free reorganization and to be accounted for as a pooling of interests. In the merger, each share of BRHZ Common Stock, was exchanged for 1.15022 shares of the Company's $.01 par value per share Common Stock, and each share of CFAM Common Stock was exchanged for one share of Common Stock. All historical amounts in the accompanying financial statements have been restated to reflect the respective exchange ratio.

BRHZ PUBLIC OFFERING

Pursuant to the Registration Statement on Form S-1, as amended (Registration No. 333-14981) dated November 6, 1997, BRHZ completed an initial public offering of 3,415,500 shares of BRHZ Common Stock, of which 1,350,000 shares of BRHZ Common Stock were issued and sold by BRHZ and 2,065,500 of which were sold by selling stockholders, at an offering price of $13.00 per share. BRHZ received proceeds of approximately $15.6 million (after deducting underwriting discounts and other expenses). Approximately $4.0 million was used to repay outstanding indebtedness.

In connection with the initial public offering, BRHZ effected a .33 for 1 reverse stock split. Accordingly, all references in the accompanying financial statements to common share or per common share information have been restated to reflect the reverse stock split.

In connection with the offering, all outstanding shares of BRHZ's Series A, Series B and Series C Mandatorily Redeemable Convertible Preferred Stock (collectively, the "BRHZ Convertible Preferred Stock") were converted into an aggregate of 3,100,512 shares of BRHZ Common Stock, and outstanding warrants, which otherwise would have expired upon the closing of the offering, were converted into 303,924 shares of BRHZ Common Stock. The BRHZ Convertible Preferred Stock was initially recorded at fair value. From the date of issuance to the date of the mandatory redemption for BRHZ Common Stock, $9.1 million in accretion and dividends were recorded as charges to retained earnings and as increases to the carrying value of preferred stock. Upon the redemption of these securities for BRHZ Common Stock, the carrying value of the BRHZ Convertible Preferred Stock was recorded as a credit to common stock and paid-in capital. Redeemable common stock issued in connection with an acquisition was also converted to BRHZ Common Stock in connection with the BRHZ initial public offering.

CFAM PUBLIC OFFERING

Pursuant to the Registration Statement on Form S-1, as amended (Registration No. 333-29523) which was declared effective August 12, 1997, CFAM completed an initial public offering of 2,702,500 shares of CFAM Common Stock, of which 1,401,386 shares were issued and sold by CFAM, at a public offering price of $10.00 per share (the "CFAM Offering"). CFAM received net proceeds of approximately $12.1 million (after deducting underwriting discounts and expenses). Approximately $3.7 million was used to repay all of the Company's then outstanding bank borrowings.

In connection with the CFAM Offering, CFAM effected a .65 for 1 reverse stock split. Accordingly, all references in the accompanying consolidated financial statements to common share or per common share information have been restated to reflect the reverse stock split. As a result of the CFAM Offering, all 1,125,000 shares of CFAM's issued and outstanding Series A preferred stock were converted into 1,169,935 shares of CFAM Common Stock.

The Company intends to use the balance of the net proceeds from both the offerings for working capital and general corporate purposes, including the merger and integration of the operations of BRHZ and CFAM, and financing of potential acquisitions and new centers currently under development.

OTHER CHARGES IN THE STATEMENT OF INCOME

Concurrent with the CFAM Offering, CFAM removed the restrictions, set forth in the restricted stock agreement, on 32,500 shares of common stock held by an officer of CFAM. As a result, CFAM recorded a non-recurring, non-cash stock compensation charge of $297,000, or $0.03 per share, assuming dilution, (for which CFAM received no tax deduction) in the quarter ended September 30, 1997.

In the quarter ended June 30, 1997, BRHZ incurred costs of $543,000 associated with a public offering of securities. Because the offering was delayed, the amounts incurred were treated as a period cost.

STOCK OPTIONS

BRHZ and CFAM had established incentive compensation plans under which they were authorized to grant both incentive stock option and non-qualified stock options to employees and directors. As of December 31, 1997 there were approximately 520,000 Shares of BRHZ Common Stock and 450,000 shares of CFAM Common Stock eligible for grant under these plans.

The options expire at the earlier of ten years from date of grant or three months after termination of the holder's employment with the Company unless otherwise determined by the Compensation Committee of the Board of Directors. In accordance with the Merger Agreement the Company will assume all obligations for outstanding options to purchase shares of BRHZ and CFAM. The following table summarizes information about stock options outstanding at December 31, 1997 adjusted by the abovementioned conversion ratios (Note 1):


                                                             Weighted                          Weighted
                          Number        Weighted Average     Average            Number          Average
Range of Exercise      Outstanding at       Remaining        Exercise       Exercisable at     Exercise
     Price               12/31/97       Contractual Life      Price            12/31/97         Price
-----------------      --------------   ----------------     --------       --------------     --------
        $  .39              27,030             .75            $  .39              27,030         $  .39
$ .52 - $  .65             209,952            4.66            $  .64             184,323         $  .64
$1.96 - $ 3.26             113,484            7.16            $ 2.70              43,774         $ 2.63
$4.62 - $ 6.52             302,627            4.73            $ 5.46             243,323         $ 5.25
$6.83 - $ 7.69             913,975            8.04            $ 7.61             490,500         $ 7.56
$7.82 - $16.63             586,774            9.25            $ 8.66                  --             --
                         ---------            ----            ------             -------         ------
                         2,153,842            7.44            $ 6.56             988,950         $ 5.29

Upon completion of the Merger, all previously outstanding options to purchase CFAM Common Stock granted by CFAM were subject to accelerated vesting and became immediately exercisable. In addition, options to purchase BRHZ Common Stock granted to certain BRHZ executives were subject to accelerated vesting and became immediately exercisable upon completion of the Merger (See Note 1). All remaining outstanding options to purchase BRHZ Common Stock were converted into options to purchase shares of the Company's Common Stock under the terms and conditions under which they were granted, adjusted for the abovementioned exchange ratios.

The Company accounts for options issued to employees and directors under APB Opinion No. 25. All options have been granted with exercise prices equal to or greater than the fair value of the Company's Common Stock on the date of grant. As a result, no compensation cost has been recognized.

SFAS 123 established new financial accounting and reporting standards for stock-based compensation plans. The Company has adopted the disclosure-only provision of SFAS 123. As a result, no compensation cost has been recognized for the Company's stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in Fiscal Years 1997, 1996 and 1995 consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the 1997 and 1996 fiscal years:

                                                    Fiscal Year        Fiscal Year
                                                       1997               1996
                                                    -----------        -----------
Net income available to common stockholders:
       As reported                                 $   1,844,000       $   2,930,000
       Pro forma                                   $     734,000       $   2,419,000
Earnings per share - Basic:
       As reported                                 $        0.43       $        1.16
       Pro forma                                   $        0.17       $        0.96
Earnings per common share assuming dilution:
Net income:
       As reported                                 $   2,761,000       $   2,959,000
       Pro forma                                   $   1,651,000       $   2,448,000
Earnings per share - Diluted:
       As reported                                 $        0.30       $        0.66
       Pro forma                                   $        0.14       $        0.54


Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

The fair value of each option on its date of grant has been estimated for pro-forma purposes using the Black-Scholes option pricing model using the following weighted average assumptions:

                                                    Fiscal Year        Fiscal Year
                                                       1997               1996
                                                    -----------        -----------
Expected dividend yield                                     0.0%                0.0%
Expected stock price volatility                            35.0%                0.0%
Risk free interest rate                            5.60% - 6.42%       5.60% - 6.76%
Expected life of options                           5 - 7.5 years        7 - 10 years
Weighted-average fair value per share              $        3.94      $         3.18
   of options granted during the year

A summary of the status of the Company's option plans, including options issued to members of the Board of Directors, is as follows for the 1997, 1996 and 1995 fiscal years:

                                  Fiscal Year 1997         Fiscal Year 1996        Fiscal Year 1995
                                  ----------------         ----------------        ----------------
                                  Weighted Average         Weighted Average        Weighted Average
                                  ----------------         ----------------        ----------------
                              Number of     Exercise    Number of     Exercise   Number of   Exercise
                               Shares        Price       Shares        Price      Shares       Price
                              ---------     --------    ---------     --------   ---------   --------
Outstanding at beginning
of period                     1,675,300      $5.16     1,160,790      $4.07       882,819      $3.25
Granted                         729,946       8.46       566,109       7.15       325,671       5.70
Exercised                      (183,377)      2.01       (34,254)      3.12        (2,037)      0.52
Canceled                        (68,027)      5.02       (68,739)      4.33       (45,663)      4.43
                             ----------      -----     ----------    ------       -------      -----
Outstanding at end of
period                        2,153,842      $6.56     1,623,906      $5.09     1,160,790      $4.07
Exercisable                     988,950                  780,860                  671,934

The weighted average contractual life remaining on options outstanding under the above plans at December 31, 1997 is 7.3 years.

In addition to the above plans, CFAM issued 32,500 options to purchase CFAM Common Stock during 1996 to its vice-chairman in exchange for consulting services. The options have an exercise price of $7.69 per share and expire in 2005. At the grant date, 13,000 of the options vested and the remainder vests ratably over a three year period. The options were valued under the provisions of SFAS 123 and appropriate compensation expense was recorded. During 1995, CFAM also issued 325,000 options to purchase CFAM Common Stock to an employee and former stockholder of RCCM. The options were granted at an exercise price of $7.69 per share and vest ratably over a five year period. In connection with the Merger all options vested immediately and will remain in effect until their expiration ten years after date of issuance. The Company determined the intrinsic value of the options was not material.

STOCK PURCHASE WARRANTS

In connection with the issuance in fiscal 1991 of BRHZ's Series C Redeemable Convertible Preferred Stock and the issuance of convertible debt, which was subsequently retired, to certain stockholders, the Company issued warrants for the purchase of 305,045 shares of BRHZ common stock. The warrants were exercisable at $.60 per share and were exercised concurrent with the BRHZ initial public offering in November 1997. No value was ascribed to the warrants upon issuance as such value was considered immaterial. All warrants previously issued were outstanding at Fiscal Years 1996 and 1995 respectively.

In connection with the acquisition of GreenTree, BRHZ issued a common stock purchase warrant for 66,666 shares of BRHZ Common Stock at an exercise price of $10.50 per share, which were to expire on November 30, 1998. The common stock warrant was forfeited by The ServiceMaster Company L.P. in December 1997.

Prior to 1994, CFAM issued stock purchase warrants for the purchase of 78,000 shares of CFAM Common Stock to a stockholder. Warrants for the purchase of CFAM Common Stock outstanding at January 2, 1998 and December 27, 1996, totaled 26,000 and 52,000, respectively, and have exercise prices ranging from $5.77 to $7.69 per share. The warrants for the purchase of CFAM Common Stock were all exercised in January 1998.

10. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

All outstanding shares of BRHZ's Series A, Series B, and Series C Mandatorily Redeemable Preferred Stock were redeemed in conjunction with the BRHZ initial public offering. The shares converted into 1.67 shares of BRHZ Common Stock for each share of BRHZ Mandatoruly Redeemable Preferred Stock.

All outstanding shares of CFAM preferred stock were redeemed in conjunction with the CFAM initial public offering. The CFAM preferred shares converted into 1,169,935 shares of CFAM Common Stock.

The Company recorded charges of $843,000, $1,127,000 and $1,127,000 to accumulated deficit for Fiscal Years 1997, 1996 and 1995, respectively, to reflect the accretion of preferred stock dividends.

11. EARNINGS PER SHARE

The Company has adopted the provisions of SFAS 128. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, options and warrants. All periods presented have been restated to reflect the adoption of SFAS 128.

The following tables present information necessary to calculate earnings per share for Fiscal Years 1997, 1996 and 1995:

                                                                 Fiscal Year 1997
                                                    Income            Shares         Per-Share
                                                  (Numerator)      (Denominator)       Amount
                                                  -----------      -------------     ---------
Basic earnings per share:
  Income Available to common stockholders         $1,844,000         4,333,000         $ .43
                                                                                       =====
Effect of dilutive securities
  Option and warrants                                     --         1,118,000
  Convertible preferred stock                        917,000         3,842,000
                                                  ----------         ---------
Diluted earnings per share:                       $2,761,000         9,293,000         $ .30
                                                  ==========         =========         =====


                                                                 Fiscal Year 1996
                                                    Income            Shares         Per-Share
                                                  (Numerator)      (Denominator)       Amount
                                                  -----------      -------------     ---------
Basic earnings per share:
  Income Available to common stockholders         $2,930,000         2,522,000         $1.16
                                                                                       =====
Effect of dilutive securities
  Option and warrants                                     --           810,000
  Convertible preferred stock                         29,000         1,170,000
                                                  ----------         ---------
Diluted earnings per share:                       $2,959,000         4,502,000         $ .66
                                                  ==========         =========         =====

The above earnings per share on a diluted basis has been prepared in accordance with SFAS 128 based on the historical results and weighted average shares of each company, adjusted for the effect on weighted average shares for the merger exchange ratio. The diluted earnings per share in Fiscal Year 1996 is affected by the fact that the preferred stock of BRHZ was anti-dilutive in Fiscal Year 1996 on a standalone basis.

                                                                 Fiscal Year 1995
                                                    Income            Shares         Per-Share
                                                  (Numerator)      (Denominator)       Amount
Basic earnings per share:
  Income Available to common stockholders         $1,047,000         2,227,000         $ .47
                                                                                       =====
Effect of dilutive securities
  Option and warrants                                     --           701,000
  Convertible preferred stock                      1,127,000         4,737,000
                                                  ----------         ---------
Diluted earnings per share:                       $2,174,000         7,665,000         $ .28
                                                  ==========         =========         =====

12. COMMITMENTS AND CONTINGENCIES

LEASES

The Company leases various equipment, automobiles, office space and family center facilities under non-cancelable operating leases. Many of the leases contain renewal options for various periods. Certain leases contain provisions which include additional payments based upon revenue performance, enrollment or the level of the Consumer Price Index at a future date. Rent expense was approximately $5,643,000, $4,398,000 and $3,299,000 in Fiscal Years 1997, 1996
and 1995, respectively. Future minimum payments under non-cancelable operating leases are as follows:

             Year Ending
             1998                                                       $  5,357,000
             1999                                                          5,326,000
             2000                                                          4,731,000
             2001                                                          4,135,000
             2002                                                          3,262,000
             Thereafter                                                   15,378,000
                                                                        ------------
                                                                        $ 38,189,000
                                                                        ============

Future minimum lease payments include approximately $920,000 of lease commitments, which are guaranteed by third parties pursuant to operating agreements for family centers.

EMPLOYMENT AND NONCOMPETE AGREEMENTS

Subsequent to its acquisition of RCCM, the Company entered into an employment agreement with a former stockholder of RCCM. The agreement contains certain severance benefits including salary continuation until August 27, 1998, if the employee is terminated without cause prior to that date. The same individual also entered into an agreement not to compete with the Company. This agreement provides for the payment of an aggregate of $500,000, payable in equal yearly installments of $100,000, in exchange for the individual's commitment not to compete with the Company for a period of five years from the date of his termination. Subsequent to December 31, 1997, in connection with the Merger the Company's and the employee's obligations under the employment agreement and the agreement not to compete were terminated in consideration of a cash payment from the Company to the employee.

OTHER

The Company is a defendant in certain legal matters in the ordinary course of business. Management believes the resolution of such legal matters will not have a material effect on the Company's financial condition or results of operations.

The Company's family centers are subject to numerous federal, state and local regulations and licensing requirements. Failure of a center to comply with applicable regulations can subject it to governmental sanctions which could require expenditures by the Company to bring its family centers into compliance.


13. EMPLOYEE BENEFIT PLANS

The Company maintains a 401(k) Retirement Savings Plan (the "Plan") for all employees with more than 1,000 hours of credited service annually and who have been with the Company one or more years. The Plan is funded by elective employee contributions of up to 15% of their compensation. Both BRHZ and CFAM maintain individual plans ("BRHZ Plan" and "CFAM Plan", respectively). Under the BRHZ Plan the Company matches 25% of employee contributions for each participant up to 8% of the employee's compensation. Under the CFAM Plan the Company matches 25% of employee contributions for each participant up to 6% of the employee's compensation. Expense under the Plan, consisting of Company contributions and Plan administrative expenses paid by the Company, was $571,000, $261,000 and $124,000 in Fiscal Years 1997, 1996 and 1995, respectively.

During 1997, CFAM adopted an employee stock purchase plan (the "CFAM Stock Purchase Plan"). The Stock Purchase Plan allows eligible employees the right to purchase common stock on a semi-annual basis at the lower of 85% of the market price at the beginning or end of each six-month offering period. At January 2, 1998, no shares had been issued under the CFAM Stock Purchase Plan and there were 100,000 shares of unissued common stock reserved for issuance under the CFAM Stock Purchase Plan.

14. RELATED PARTY TRANSACTIONS

During 1995, CFAM maintained a verbal consulting agreement with a member of the CFAM Board of Directors for development and marketing services. The agreement was terminated in December 1995 in connection with the individual's resignation from the CFAM Board of Directors. Fees paid under this agreement totaled $61,000 in 1995.

The Company purchases food for use in several Company managed family centers from an affiliate of a stockholder, Marriott Management Services Corp. Total food purchases from such affiliate during 1997, 1996 and 1995 were approximately $532,000, $417,000, and $420,000, respectively.

The Company has agreements with the employers of two members of its Board of Directors and an affiliate of a stockholder, Marriott Management Services Corp., to operate and manage a family center. In return for its services under these agreements, the Company received management fees of $181,000, $108,000, and $66,000, respectively, for fiscal 1997, 1996 and 1995. Additionally, the Company provided consulting services for such employers in 1997 and 1996 and received consulting fees of $68,000 and $65,000, respectively.

15. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following estimated fair values of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

CASH, ACCOUNTS RECEIVABLE, AND ACCOUNTS PAYABLE

The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.


LONG-TERM DEBT

The carrying amounts approximate fair value which is estimated based on the current rates offered to the company for debt of the same remaining maturities.

16. STATEMENT OF CASH FLOW INFORMATION

The following table presents supplemental disclosure of cash flow information for fiscal years 1997, 1996 and 1995:

                                                  Fiscal Year     Fiscal Year    Fiscal Year
                                                      1997           1996           1995
                                                 ------------    ------------    ------------
Supplemental cash flow information:
        Cash payments of interest                 $  655,000       $ 538,000      $ 215,000
        Cash payments of income taxes              1,363,000         157,000         70,000
Noncash financing activities:
        Issuance of options in exchange for
            consulting services                           --         100,000             --
        Restriction removed on common stock          297,000              --             --
        Issuance of restricted common shares              --          28,000             --
        Accretion of preferred stock and
            redeemable common stock                  917,000       1,127,000      1,127,000

BRHZ acquired certain family centers by entering into mortgages of approximately $978,000 in the period ended June 30, 1996.

During the periods ending December 31, 1997 and June 30, 1996 and 1995, BRHZ entered into capital lease obligations of $62,000, $27,000 and $47,000, respectively, in connection with lease agreements for automobiles and office equipment.

In conjunction with the purchase of childcare management companies (as discussed in Note 2), liabilities were assumed as follows:

                                                  Fiscal Year     Fiscal Year    Fiscal Year
                                                      1997           1996           1995
                                                  ------------    ------------  --------------
Fair value of assets acquired                     $  3,992,000    $ 8,578,000    $  11,719,000
Issuance of common stock                              (569,000)            --       (1,750,000)
Cash paid                                           (1,972,000)    (3,067,000)      (4,123,000)
                                                  ------------    -----------    -------------
Liabilities assumed                               $  1,451,000    $ 5,511,000    $   5,846,000

17.   QUARTERLY FINANCIAL DATA (UNAUDITED)

Quarterly financial data for the Fiscal Years 1997 and 1996 are summarized as follows:

                                                    First          Second          Third            Fourth
                                                   Quarter         Quarter         Quarter          Quarter
                                                  ---------       ---------       ---------        ---------
                                                            (in thousands except per share data)

Fiscal Year 1997:
Revenue                                            $39,336         $42,136          $43,923         $47,160
Operating income                                     1,574             982              839           1,653
Income before taxes                                  1,420             880              810           1,894
Net income                                             802             485              345           1,129
Net income available to
  common stockholders                                  521             203               (9)          1,129
Basic earnings per share                            $ 0.20         $  0.08          $  0.00          $ 0.13
Diluted earnings per share                          $ 0.10         $  0.05          $  0.00          $ 0.10

Fiscal Year 1996:
Revenue                                            $26,367         $29,876          $34,255         $36,609
Operating income                                       537             644              424             825
Income before taxes                                    420             569              299             605
Net income                                             843           1,153              150           1,911
Net income available to common stockholders            561             872             (132)          1,629
Basic earnings per share                            $ 0.22         $  0.35          ($ 0.05)         $ 0.64
Diluted earnings per share                          $ 0.10         $  0.14          ($ 0.05)         $ 0.42

                                    SCHEDULE
                     BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
                        VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS

                                                    Balance at         Additions        Deductions-     Balance at end
                                                   beginning of        charged to       Charge offs       of period
                                                      period           costs and
                                                                       expenses
Fiscal Year 1997                                    $  448,000        $  291,000        $  160,000        $ 579,000
Fiscal Year 1996                                    $  196,000        $  332,000        $   97,000        $ 431,000
Fiscal Year 1995                                    $  123,000        $  249,000        $  176,000        $ 196,000

(b) Pro Forma Financial Information

         The pro forma financial information is incorporated by reference from the "Bright Horizons Family Solutions Unaudited Pro Forma Combined Financial Information" contained in the Registration Statement on Form S-4 (File No. 333-57035) declared effective on June 19, 1998.

(c) Exhibits. See Exhibit Index.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         BRIGHT HORIZONS FAMILY
                                         SOLUTIONS, INC.


Date: October 7, 1998                    By:   /s/ Michael E. Hogrefe
                                             -----------------------------------
                                               Michael E. Hogrefe
                                               Chief Financial Officer

                                  EXHIBIT INDEX


2.1 Amended and Restated Agreement and Plan of Merger dated as of June 17, 1998, ("Merger Agreement") by and among Bright Horizons Family Solutions, Inc., CorporateFamily Solutions, Inc., Bright Horizons, Inc., CFAM Acquisition, Inc., and BRHZ Acquisition, Inc. (Incorporated by Reference to Exhibit 2.1 of the Registration Statement on Form S-4 filed on June 17, 1998 (Registration No. 333-57035)).

4.1 Article IV of Bright Horizons Family Solutions, Inc.'s Certificate of Incorporation (Incorporated by Reference to Exhibit 3.1 of the Registration Statement on Form S-4 filed on June 17, 1998 (Registration No. 333-57035)).

4.2 Article IV of Bright Horizons Family Solutions, Inc.'s Bylaws (Incorporated by Reference to Exhibit 3.2 of the Registration Statement on Form S-4 filed on June 17, 1998 (Registration No. 333-57035)).

4.3      Specimen Common Stock Certificate (Incorporated by Reference to
         Exhibit 4.3 of the Form 8-K filed on July 28, 1998).

23.1     Consent of Arthur Andersen LLP.

23.2     Consent of PricewaterhouseCoopers LLP.

27.1     Financial Data Schedule for Fiscal Year Ended 1997 (For SEC use only)

27.2     Financial Data Schedule for Fiscal Year Ended 1996 (For SEC use only)